Exhibit 99.1

                                                           News Release

                                                           Contact:
                                                           Bruce P. Rounds, CFO
                                                           920-748-1634





           ALLIANCE LAUNDRY HOLDINGS LLC REPORTS 1st QUARTER EARNINGS

Ripon, WI (May 8, 2003) -- Alliance Laundry Holdings LLC announced today results for the quarter ended March 31, 2003.

Net revenues for the quarter ended March 31, 2003 increased $1.4 million, or 2.2%, to $61.2 million from $59.8 million for the quarter ended March 31, 2002. Net income for the first quarter of 2003 decreased $2.5 million to $1.2 million as compared to net income of $3.7 million for the first quarter of 2002. Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")(1) for the first quarter of 2003 decreased $1.9 million to $11.2 million as compared to EBITDA of $13.1 million for the first quarter of 2002.

The overall revenue increase of $1.4 million was primarily due to higher commercial laundry revenue of $0.4 million and higher service parts revenue of $1.0 million. The decrease in net income for the first quarter of 2003 resulted from higher selling, general and administrative expense of $1.2 million and higher interest expense of $1.3 million. The decrease in EBITDA of $1.9 million for the first quarter of 2003 was largely due to the higher selling, general and administrative expense and lower earnings from the Company's equipment financing program of $0.7 million.

In announcing the Company's results today, Chairman and CEO Thomas F. L'Esperance said, "In sprite of the challenging economic environment, net revenues grew at a rate of 2.2% in the first quarter of 2003 and earnings were in line with our expectations. We planned for the higher SG&A expenses for the quarter and implemented our price increase program in April to offset for higher operating costs such as pension, insurance and health care. At this point, we remain confident in our ability to achieve our goals for 2003."

"We will continue to de-lever and focus on marketplace execution, asset management and aggressive cost control," said L'Esperance.

Alliance Laundry Holdings LLC, headquartered in Ripon, Wisconsin, is a leading manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners worldwide. The Company offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The Company's products are sold under four well known brand names: Speed Queen, UniMac, Huebsch and Ajax.

(1)Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization), which is a non-GAAP measure. Management believes that providing this additional information is useful to investors regarding the Company's ability to meet debt service, capital expenditures and working capital requirements and to better assess and understand operating performance. The Company does not intend for the information to be considered in isolation or as a substitute for GAAP measures. Other companies may define EBITDA differently. A reconciliation of EBITDA to net income is provided under the heading Selected Financial Data of this press release.

Safe Harbor for Forward-Looking Statements

With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including, without limitation, statements that include the words "planned" and "expect" or similar expressions and statements relating to growth or performance objectives. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of the Company's products abroad; market acceptance of new and enhanced versions of the Company's products; the impact of substantial leverage and debt service on the Company and other risks listed from time to time in the Company's reports, including, but not limited to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2002.


                                       ###

Financial information for Alliance Laundry Holdings LLC appears on the next three pages, followed by management's discussion and analysis of financial condition and results of operations for the quarter ended March 31, 2003.


                               ALLIANCE LAUNDRY HOLDINGS LLC
                                CONSOLIDATED BALANCE SHEETS
                                      (in thousands)

                                                               March 31,     December 31,
                                                             -------------- ---------------
                                                                      2003            2002
                                                             -------------- ---------------
                                                              (unaudited)
                           Assets
Current
 assets:
   Cash                                                             $2,675          $7,339
   Cash-restricted                                                     841              99
   Accounts receivable, net                                          9,938           5,834
   Inventories, net                                                 27,013          25,697
   Beneficial interests in securitized accounts receivable          17,945          19,864
   Prepaid expenses and other                                        3,259           2,954
                                                             -------------- ---------------
             Total current assets                                   61,671          61,787

Notes receivable, net                                                9,107          11,166
Property, plant and equipment, net                                  38,011          39,096
Goodwill, net                                                       55,414          55,414
Beneficial interests in securitized financial assets                22,806          21,483
Debt issuance costs, net                                             9,142           9,654
Other assets                                                         1,642           1,010
                                                             -------------- ---------------
             Total assets                                         $197,793        $199,610
                                                             ============== ===============

              Liabilities and Members' Deficit
Current liabilities:
   Current portion of long-term debt                                $9,835          $9,971
   Revolving credit facility                                         2,000               -
   Accounts payable                                                 10,047          13,797
   Other current liabilities                                        22,736          21,638
                                                             -------------- ---------------
             Total current liabilities                              44,618          45,406

Long-term
 debt:
   Senior credit facility                                          168,404         173,266
   Senior subordinated notes                                       110,000         110,000
   Junior subordinated note                                         21,158          20,312
   Other long-term debt                                                967           1,028

Deferred income taxes                                                    -               -
Other long-term liabilities                                         11,045          10,338
                                                             -------------- ---------------
             Total liabilities                                     356,192         360,350

Mandatorily redeemable preferred equity                              6,000           6,000
Members' deficit                                                  (164,399)       (166,740)
                                                             -------------- ---------------
   Total liabilities and members' deficit                         $197,793        $199,610
                                                             ============== ===============



                               ALLIANCE LAUNDRY HOLDINGS LLC
                             CONSOLIDATED STATEMENTS OF INCOME
                                       (in thousands)

                                                                     Three Months Ended
                                                                ----------------------------
                                                                  March 31,      March 31,
                                                                        2003           2002
                                                                -------------  -------------
                                                                        (unaudited)
Net revenues:
    Commercial laundry                                               $51,381        $51,040
    Service parts                                                      9,780          8,808
                                                                -------------  -------------
                                                                      61,161         59,848

Cost of sales                                                         44,074         42,793
                                                                -------------  -------------
Gross profit                                                          17,087         17,055

Selling, general and administrative expense                            8,217          6,986
                                                                -------------  -------------
Total operating expense                                                8,217          6,986
                                                                -------------  -------------
         Operating income                                              8,870         10,069

Interest expense                                                       7,685          6,359
Other income, net                                                          -             25
                                                                -------------  -------------
         Net income                                                   $1,185         $3,735
                                                                =============  =============


                                 ALLIANCE LAUNDRY HOLDINGS LLC
                                    SELECTED FINANCIAL DATA
                                        (in thousands)

                                                                           Three Months Ended
                                                                         ----------------------
                                                                          March 31,  March 31,
                                                                               2003       2002
                                                                         ----------- ----------
Other Operating Data:                                                         (Unaudited)
EBITDA(1)                                                                    11,166     13,081
EBITDA before infrequently occurring and plant relocation costs              11,166     13,124
Depreciation and amortization(2)                                              2,807      3,624
Non-cash interest expense included in amortization above(2)                     511        637
Infrequently occurring costs                                                      -          -
Plant relocation costs included in administrative expense                         -         43
Capital Expenditures                                                          1,134        517


EBITDA is reconciled to net income as follows:
Net income                                                                    1,185      3,735
add: Interest expense                                                         7,685      6,359
add: Depreciation and amortization                                            2,807      3,624
less: Non-cash interest expense included in amortization above                  511        637
                                                                         ----------- ----------
EBITDA                                                                       11,166     13,081

add: Infrequently occurring items                                                 -          -
add: Plant relocation costs included in administrative expense                    -         43

                                                                         ----------- ----------
EBITDA before infrequently occurring and plant relocation costs              11,166     13,124
                                                                         =========== ==========

(1) "EBITDA", as presented, represents income before taxes plus depreciation, amortization and interest expense.

(2) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

Management's Discussion and Analysis of Financial Condition and Results of Operations for the Three Months Ended March 31, 2003


OVERVIEW

           The Company believes it is the leading designer, manufacturer and marketer of stand-alone commercial laundry equipment in North America and a leader worldwide. Under the well-known brand names of Speed Queen, UniMac, Huebsch and Ajax, the Company produces a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds as well as presses and finishing equipment. The Company's commercial products are sold to four distinct customer groups: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; (iii) on-premise laundries, consisting primarily of in-house laundry facilities of hotels, hospitals, nursing homes and prisons; and (iv) drycleaners.

           The unaudited financial statements as of and for the quarter ended March 31, 2003 present the consolidated financial position and results of operations of Alliance Laundry Holdings LLC (the "Company"), including its wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems LLC and Alliance Laundry Corporation.

           This discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto included in this report and in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations set forth in the Company's Annual Report on Form 10-K (file no. 333-56857) filed with the Securities and Exchange Commission, which includes the audited financial position and operating results of the Company as of and for the year ended December 31, 2002.


RESULTS OF OPERATIONS

The following table sets forth the Company's historical net revenues for the periods indicated:


                                                              Quarter Ended
                                                      -----------------------------
                                                      March 31, 2003 March 31, 2002
                                                      -----------------------------
                                                          (Dollars in millions)
 Net revenues:
    Commercial laundry                                       $51.4           $51.0
    Service parts                                              9.8             8.8
                                                      ------------- ---------------
                                                             $61.2           $59.8
                                                      ============= ===============


The following table sets forth certain condensed historical financial data for the Company expressed as a percentage of net revenues for each of the periods indicated:


                                                                    Quarter Ended
                                                          --------------------------------
                                                          March 31, 2003  March 31, 2002
                                                          -------------- -----------------

 Net revenues                                                     100.0%            100.0%
 Cost of sales                                                     72.1%             71.5%
 Gross profit                                                      27.9%             28.5%
 Selling, general and administrative expense                       13.4%             11.7%
 Operating income                                                  14.5%             16.8%
    Net income                                                      1.9%              6.2%


           Net revenues. Net revenues for the quarter ended March 31, 2003 increased $1.4 million, or 2.2%, to $61.2 million from $59.8 million for the quarter ended March 31, 2002. This increase was primarily attributable to higher commercial laundry revenue of $0.4 million and higher service parts revenue of $1.0 million. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of $0.9 million and higher international revenue of $0.2 million, partially offset by lower earnings from the Company's off-balance sheet equipment financing program of $0.7 million. The increase in North American equipment revenue was primarily due to higher revenue from laundromats and multi-housing laundries, partially offset by lower revenue from on-premise laundries. The increase in service parts revenue was due to gaining back additional service part sales due to more competitive pricing practices.

           Gross profit. Gross profit for the quarter ended March 31, 2003 and March 31, 2002 was $17.1 million. Favorable manufacturing efficiencies and a recent price increase were offset by the lower earnings from the Company's off-balance sheet equipment financing program. Gross profit as a percentage of net revenues decreased to 27.9% for the quarter ended March 31, 2003 from 28.5% for the quarter ended March 31, 2002. This 0.6% decrease was primarily attributable to the factors discussed above.

           Selling, general and administrative expense. Selling, general and administrative expenses for the quarter ended March 31, 2003 increased $1.2 million, or 17.6%, to $8.2 million from $7.0 million for the quarter ended March 31, 2002. The increase in selling, general and administrative expenses was primarily due to higher pension and fringe benefit costs of $0.5 million, higher sales and marketing expenses of $0.3 million and higher independent development expenses of $0.2 million. Selling, general and administrative expenses as a percentage of net revenues increased to 13.4% for the quarter ended March 31, 2003 from 11.7% for the quarter ended March 31, 2002.

           Operating income. As a result of the foregoing, operating income for the quarter ended March 31, 2003 decreased $1.2 million, or 11.9%, to $8.9 million from $10.1 million for the quarter ended March 31, 2002. Operating income as a percentage of net revenues decreased to 14.5% for the quarter ended March 31, 2003 from 16.8% for the quarter ended March 31, 2002.

           Interest expense. Interest expense for the quarter ended March 31, 2003 increased $1.3 million, or 20.9%, to $7.7 million from $6.4 million for the quarter ended March 31, 2002. Interest expense in 2003 includes an unfavorable non-cash adjustment of $0.7 million related to a new interest rate swap agreement entered into in the fourth quarter of 2002. Interest expense in 2003 was also higher due to higher interest rates associated with the new swap agreement and higher letter of credit rates within the Company's new Senior Credit Facility.

           Net income. As a result of the foregoing, net income for the quarter ended March 31, 2003 decreased $2.5 million to net income of $1.2 million as compared to net income of $3.7 million for the quarter ended March 31, 2002. Net income as a percentage of net revenues decreased to 1.9% for the quarter ended March 31, 2003 from 6.2% for the quarter ended March 31, 2002.